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                                                                  exhibit (e)(6)

                                    AGREEMENT

          This AGREEMENT (this "Agreement") made as of [__________], 2002 by and between [______________], a Delaware corporation (the "Company"), and [______________] ("Executive").

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Employment. The Company shall continue to employ Executive, and Executive accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the date hereof and ending upon his or her Separation pursuant to Section 1(c) hereof (the "Employment Period").

          (a) Position and Duties.

          (i) During the Employment Period, Executive shall occupy the positions and have the title with the Company that are in effect for Executive on the date hereof (the "Current Position") and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Company's Chief Executive Officer and Board of Directors (the "Board") to expand or limit such duties, responsibilities and authority, either generally or in specific instances, and to override actions of Executive.

          (ii) Executive shall devote his or her best efforts and his or her full business time and attention to the business and affairs of the Company and its subsidiaries. Anything herein to the contrary notwithstanding, nothing shall preclude Executive from engaging in charitable activities and community affairs and managing his or her personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his or her duties and responsibilities as contemplated by this Agreement. Executive shall perform his or her duties and responsibilities to the best of his or her abilities in a diligent, trustworthy, businesslike and efficient manner and shall exercise the highest degree of loyalty and the highest standards of care in the performance of his or her duties.

          (b) Salary, Bonus and Benefits.

          (i) During the Employment Period, the Company will pay Executive a base salary (the "Annual Base Salary") of at least the amount specified on the signature page attached hereto, subject to any increase as determined by the Board from time to time; provided however that the Annual Base Salary may be reduced, including below the amount of the Annual Base Salary on the date hereof, if base salaries for all other similarly situated executives are proportionately reduced. The Annual Base Salary shall be payable in accordance with the regular payroll practices of the Company but, in any event, no less frequently than monthly.

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          (ii) During the Employment Period, Executive shall be entitled to participate in the Company's Annual Incentive Plan, as in effect from time to time, at a level determined by the Compensation Committee of the Board or its successor. The Company hereby confirms that the Compensation Committee of the Board has determined that for fiscal year 2003, Executive's target performance level for purposes of the Company's Annual Incentive Plan shall be equal to the percentage of the Annual Base Salary specified on the signature page attached hereto. In addition, the Board or the Compensation Committee of the Board may award a special or additional bonus to Executive in its sole discretion from time to time.

          (iii) The Company shall reimburse Executive for all reasonable expenses incurred by him or her in the course of performing his or her duties under this Agreement which are consistent with its policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (iv) During the Employment Period, Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

          (v) During the Employment Period, Executive shall participate in all benefits and perquisites available from time to time to senior executives of the Company at levels, and on terms and conditions, that are commensurate with his or her positions and responsibilities at the Company, and shall receive such additional benefits and perquisites as the Board or the Compensation Committee thereof may, in its sole discretion, from time to time provide.

          (vi) Executive shall be entitled to receive a payment in the amount specified on the signature page attached hereto (the "Retention Bonus") if Executive remains continuously employed by the Company after a Sale of the Company through the first anniversary of the Sale of the Company; provided that Executive shall be entitled to the Retention Bonus as contemplated hereby in the event that he or she is terminated without Cause, resigns with Good Reason, dies or becomes Disabled after the occurrence of the Sale of the Company and prior to or on such anniversary date. The Company shall pay the Retention Bonus to Executive as soon as practicable following the first anniversary of the Sale of the Company; provided that if Executive is terminated without Cause, resigns with Good Reason, dies or becomes Disabled after a Sale of the Company but prior to such anniversary date, the Retention Bonus shall be paid to Executive as soon as practicable after such termination. For purposes hereof, a "Sale of the Company" shall be deemed to occur only upon (i) a sale of the business of the Company substantially as an

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     entirety to any person or group, whether by means of an asset sale, a stock sale, a merger or otherwise, or (ii) the beneficial ownership by any person or group other than Gary Comer (the "Controlling Stockholder"), any family member, descendant or affiliate of the Controlling Stockholder and any trust or estate for his or their benefit (collectively, the "Comer Group") of an amount of the Company's common stock that is both (A) more than 35% of the Company's common stock and (B) a greater percentage of the Company's common stock than is at that time beneficially owned by the Comer Group; provided, however that a transfer of stock between or among members of the Comer Group shall not be deemed to constitute a "Sale of the Company"; provided further that, notwithstanding the foregoing, with respect to any transaction that contemplates the acquisition of 100% of the outstanding common stock of the Company by means of a tender offer followed by a merger, (i) the consummation of such tender offer shall not constitute a "Sale of the Company" hereunder, (ii) the consummation of such merger shall constitute a "Sale of the Company" hereunder, and (iii) any amounts that would become payable by the Company in respect of the consummation of such tender offer shall instead be paid upon the consummation of such merger.

          (vii) During the Employment Period, Executive shall be eligible to participate in any long-term incentive plans of the Company and its affiliates, as in effect from time to time, in which other senior executives of the Company are eligible to participate, on substantially the same basis as such other executives, but taking into account the seniority and rank of Executive.

          (c)  Separation.


          (i) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the second anniversary of the date hereof; provided that the Employment Period shall be automatically extended for additional one-year periods unless written notice of intent not to renew is delivered by either party to the other party at least 6 months prior to the end of the Employment Period; provided further that upon a Sale of the Company, the Employment Period shall be automatically extended until the second anniversary of the Sale of the Company but not beyond. Notwithstanding the foregoing, the Employment Period shall end early upon Executive's death, Disability or resignation or at such time as the Board determines to terminate Executive's employment (a "Separation"). A Separation, other than a resignation by Executive for Good Reason or a termination by the Company for Cause, death or Disability, shall only be effective upon 30 days notice by Executive or the Company, as applicable.

          (ii) If Executive's employment is terminated by the Company for Cause, by Executive without Good Reason or upon the expiration of the Employment Period other than as a result of a Separation, Executive shall thereupon cease to have any rights to salary, benefits or incentive awards (including without limitation any incentive award for the fiscal year in which the Separation occurs or otherwise), other than: (A) salary at an annual rate equal to his or her Annual Base Salary through the date of Separation, (B) any bonus earned by Executive under the Company's Annual Incentive Plan with respect to the previous fiscal year, but which has not theretofore been paid, (C) all other rights and

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     benefits in which Executive is vested or entitled to by law as of the
     Separation and (D) payment with respect to unused vacation time in accordance with the Company's policy.

          (iii) If Executive's employment is terminated as a result of Executive's death or Disability, Executive or his or her estate or beneficiaries (as the case may be) shall be entitled to (A) the payments and benefits described in Section 1(c)(ii) hereof and (B) within 30 days after the date of Separation, the payment of a pro rata portion (based on the actual number of days served in the respective fiscal year as compared to the total number of days in such fiscal year) of (A) 140% of the Target Bonus for fiscal year 2003 or (B) 100% of the Target Bonus for any subsequent fiscal year "Target Bonus" shall mean an amount equal to 100% of Executive's target performance level (as established by the Compensation Committee or its successor at the beginning of such fiscal year) under the Company's Annual Incentive Plan for the fiscal year in which the Separation occurs.

          (iv) If Executive's employment is terminated by the Company without Cause or Executive resigns with Good Reason, including after the occurrence of a Sale of the Company:

               (A) Executive shall be entitled to the payments and benefits described in Section 1(c)(ii) hereof;


               (B) The Company shall pay, within 30 days after the date of such Separation, Executive a pro rata portion (based on the actual number of days served in the fiscal year of Separation as compared to the total number of days in such fiscal year) of 140% of the Executive's Target Bonus if separation occurs during fiscal year 2003 or 100% of Target if separation occurs in a subsequent fiscal year; and

               (C) The Company shall pay Executive as salary continuation, an amount (the "Severance Payment") equal to the number specified on the signature page attached hereto (the "Multiple") times the sum of (i) Executive's then applicable Annual Base Salary (before any reduction that resulted in a resignation with Good Reason) plus (ii) 140% of the Executive's Target Bonus if separation occurs during fiscal year 2003 or 100% of Target if separation occurs in a subsequent fiscal year. This amount will be paid out over a number of months equal to 12 times the Multiple in accordance with the normal payroll cycle of the Company but in no case less frequently than monthly.

          (v) In addition to the benefits set forth in subsection (iv) above, if Executive's employment is terminated by the Company without Cause or Executive resigns with Good Reason, in each case after the occurrence of a Sale of the Company and during the Employment Period in effect at the time of the Sale of the Company, giving effect to any extension thereof, until the second anniversary of the Sale of the Company as provided in

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     Section 1(c)(i) but not to any subsequent one-year extension thereof as provided in Section 1(c)(i), the Company shall use its commercially reasonable efforts so that, during the period of salary continuation, Executive may participate, at the same cost and expense as other similarly situated executives of the Company, in the Company's health and medical insurance policies, as such may be in effect from time to time, with benefits comparable to benefits provided to senior level executives of the Company.

          (vi) Notwithstanding the foregoing, the Board may remove Executive from his or her Current Position at any time (it being understood that such removal would constitute Good Reason).

          (vii) For purposes hereof, "Cause" means:


               (A)  Executive is convicted of a felony;

               (B) in the course of carrying out his or her duties to the Company or its successor in the event of a Sale of the Company, Executive engages in conduct that constitutes willful dishonesty, moral turpitude, knowing violation of law (other than any violation of law committed in good faith by the Executive and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and with respect to which he or she had reasonable cause to believe his or her conduct was lawful at the time the action was taken), willful refusal to carry out reasonable lawful directions from the Executive's superiors, gross neglect of duties or willful gross misconduct; provided, in each case described in this clause (B), that the CEO of the Company or its successor in the event of a Sale of the Company determines in good faith that such conduct has resulted or is likely to result in material harm to the Company; or

               (C) any other breach by Executive of this Agreement which is material and which is not cured within 30 days after written notice thereof to Executive from the Company.

          There shall be no termination for Cause without Executive's first being given written notice describing in detail the grounds on which the proposed termination is based and a reasonable opportunity to be heard and, if circumstances permit, to cure.

          (viii) For purposes hereof, "Good Reason" means the occurrence of any of the following events without the written consent of Executive:

               (A) a material diminution of Executive's duties or the assignment to him or her of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with the Current Position, other than any such authorities, duties or responsibilities assigned at any time after the date hereof which are by their nature, or which are identified at the time of assignment,

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                    as being temporary or short-term; provided that the
                    occurrence of a Sale of the Company in and of itself and any consequences that are a direct result thereof (including without limitation, if applicable, the impact of the cessation of the status of the Company as a public reporting and NYSE listed company) shall not be deemed to constitute "Good Reason" under this Clause (A);

               (B) the Company's requiring Executive to be based at a location which is 50 or more miles from the Executive's principal office location on the date hereof, unless Executive otherwise consents in writing;

               (C) a reduction by the Company in Executive's base compensation or a material reduction in his or her employee benefits or perquisites, other than any such reduction that is made in connection with proportionate reductions for similarly situated executives; and

               (D) a change in the reporting relationship of Executive, such that Executive no longer reports directly to the Senior Executive responsible for the Company.

          Executive shall give written notice to the Board of his or her intention to terminate for Good Reason, such notice to describe in detail the grounds on which the proposed termination is based. The Company shall have 30 days after the date that such written notice has been given to the Board in which to cure such grounds. For purposes of this Agreement, either party's giving notice of non-renewal as contemplated by the first sentence of Section 1(c)(i) hereof shall not constitute "Good Reason."

          (ix) For purposes hereof, "Disability" means Executive's inability, due to disease, injury or mental disorder to perform with reasonable continuity his or her duties and responsibilities under this Agreement (i) for a period of 180 consecutive days, as determined in good faith by the Board, or (ii) for a period of 90 consecutive days in the event that a medical doctor selected by the Board determines that such Disability would continue for an additional 90 days. If Executive disagrees with such determination by the Board or such medical doctor, Executive shall deliver written notice to the Company of such disagreement within ten days after the receipt by Executive of notice of such determination of Disability. Upon delivery of such notice, the Company and Executive shall jointly select a medical doctor to review such determination and determine whether Executive has a Disability. If the Company and Executive cannot agree jointly on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall determine Executive's Disability hereunder.

          (d) No Mitigation; No Offset. In the event of any termination of employment under Section 1(c) hereof, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he or she may obtain.

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          (e) Nature of Payments. Any amounts due under Section 1(c) hereof are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

          2. Inventions and Other Intellectual Property. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trademarks, slogans, product or other designs, advertising or marketing programs, and all similar or related information which relate to the Company's or any of its subsidiaries' or affiliates' actual or anticipated business, research and development or existing or future products or services and which are (or were prior to the date of this Agreement) conceived, developed or made by Executive, whether alone or jointly with others, while employed by the Company or any such subsidiary or affiliate or any predecessor thereof ("Work Product") belong to the Company or such subsidiary or affiliate. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          3. Limitation. Section 2 of this Agreement regarding the ownership of inventions and other intellectual property does not apply to the extent application thereof is prohibited by any law the benefits of which cannot be waived by Executive. Executive hereby waives the benefits of any such law to the maximum extent permitted by law.

          4. Confidential Information. Executive acknowledges that the information, observations and data obtained by him or her during the course of his or her employment with the Company concerning the business and affairs of the Company and its affiliates, including information concerning acquisition opportunities in or reasonably related to the Company's business or industry of which Executive becomes aware during his or her employment with the Company are the property of the Company. Therefore, Executive agrees that he or she will not disclose to any unauthorized person or use for his or her own account any of such information, observations or data without the Board's written consent, unless and to the extent that (x) he or she is required to do so by law or by a court, governmental agency, legislative body, or other person with jurisdiction to order him to divulge, disclose or make accessible such information, or (y) the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive agrees to deliver to the Company at a Separation, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he or she may then possess or have under his or her control.

          5. Non-Compete, Non-Solicitation.


          (a) Executive acknowledges that in the course of his or her employment with the Company he or she has become and will become familiar with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that his or her services have been and will be of special, unique and extraordinary value to the Company.

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          (b) Executive agrees that during the Employment Period and for a period of six months thereafter he or she shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, employee or consultant of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, (1) the direct merchandising of clothing and associated products for men, women and children through selling channels consisting of mailings of catalogs directly to consumer and corporate and non-profit businesses as well as similar offerings through the Internet, (2) the direct merchandising of home textile products for bedrooms and bathrooms through selling channels consisting of mailings of catalogs directly to consumers as well as similar offerings through the Internet, (3) the operation of off-price liquidation outlet stores which have historically liquidated clothing and associated products below cost and are not intended to be a retail channel for profit, or (4) the collection, analysis and exchange of customer data relating to the business activities described in (1), (2) and (3) above, in any case, in any geographic area in which the Company or any of its subsidiaries or affiliates conducted such business at any time prior to the cessation of the Employment Period (whether through merchandising, creative or other catalog retailing activities, manufacturing or production, marketing to or soliciting customers or prospective customers or otherwise) (a "Competitive Activity"). Notwithstanding the foregoing, Executive may serve as an officer, employee or otherwise provide services to an entity that engages in Competitive Activities so long as (i) such entity also engages in activities that are not Competitive Activities, (ii) Executive does not provide, in any manner, whether directly or indirectly, any services in connection with any Competitive Activity, (iii) Executive's duties, responsibilities and authority do not relate to any Competitive Activity, and (iv) Executive has no control, directly or indirectly, over any employee, officer or other person who engages in any manner in any Competitive Activity and no employee, officer or other person who engages in a Competitive Activity reports directly or indirectly to Executive.

          (c) Executive further agrees that during the Employment Period and for two years thereafter he or she shall not in any manner, directly or indirectly, solicit any full time employee of the Company or of any of its subsidiaries to quit or abandon his or her employ with the Company, or any Customer of the Company or of any of its subsidiaries to quit or abandon its relationship, for any purpose whatsoever. For purposes of this Section 5(c), "Customer" shall mean any customer of the Company or its subsidiaries who purchased at least $25,000 of goods or services from the Company and its subsidiaries during the two years prior to Executive's termination.

          (d) Nothing in this Section 5 shall prohibit Executive from being: (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2 percent of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

          (e) To the extent permitted by law, if, at the time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and

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that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

          6. Executive Representations. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he or she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity other than the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

          7. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

                             Notices to Executive:

                             As specified on the signature page attached hereto

                             Notices to the Company:

                             --------------------------
                             --------------------------
                             --------------------------
                             --------------------------
                             --------------------------

                             with a copy (which shall not constitute notice) to:

                             --------------------------
                             --------------------------
                             --------------------------
                             --------------------------
                             --------------------------

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

          8. Tax Matters. In the event Executive incurs (through withholding or otherwise) any excise tax ("Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on "excess parachute payments" made by the Company in

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connection with the consummation of a change in control transaction, the Company shall pay Executive, prior to the time any such Excise Tax is payable, an additional amount (the "Gross Up Amount") which, after the imposition of all income and excise taxes thereon, is sufficient to put Executive in the same after-tax position as Executive would have been had Executive not been subject to any such Excise Tax; provided however, that if Executive would receive parachute payments (as defined in Section 280G of the Code) in connection with the consummation of a change in control transaction, and the net after-tax benefit of receiving such parachute payments plus the Gross Up Amount would be less than 125% of the net-after-tax benefit that Executive would receive if the amount of such parachute payments were reduced so that no Excise Tax were owing, then no Gross Up Amount shall be paid to the Executive and the cash portion of any parachute payments made to Executive shall be reduced so that no Excise Tax shall be owed. For purposes of this Section, the net-after-tax benefit of payments shall be determined by assuming that Executive is subject to the highest federal marginal tax rate, the highest marginal rate of taxation in the state and locality of Executive's primary place of business and by assuming that state and local tax payments are deductible by Executive for federal income tax purposes at the highest marginal rate. In the event the Internal Revenue Service adjusts the computation of the Company under this Section 8, the Company shall reimburse the Executive or the Executive shall return payment to the Company to the extent necessary to achieve the purpose of this Section 8.

          9. General Provisions.

          (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (b) Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation any prior employment agreements or letter agreements between Executive and the Company relating to the subject matter hereof.

          (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the assets of the Company, provided in either case that the successor, assignee or transferee is the

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successor to all or substantially all of the assets of the Company and such successor, assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his or her rights to compensation and benefits, which may be transferred only by will or operation of law.

          (e) Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

          (f) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

          (g) Interpretation. Nothing in this Agreement shall affect the terms of any option to purchase stock of the Company held by Executive.

          (h) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor; provided that the Company shall reimburse Executive for all reasonable attorney's fees incurred by Executive should Executive prevail. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (i) Amendment and Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

          (j) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

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

          (k) Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

          (l) Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

          (m) Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall, at the election of either party, be resolved by binding arbitration, to be held on a confidential basis in Madison, Wisconsin, in accordance with rules and procedures of the American Arbitration Association (it being understood that the parties will not disclose to any third party any aspect of such arbitration).

          (n) Contractual Rights and Obligations. This Agreement establishes contractual rights and obligations of Executive and the Company. Nothing herein shall be deemed to require the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, for any payments that may be required hereunder.

                                   * * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.


                                    [COMPANY]

                                    By:
                                       -----------------------------------
                                    Name:
                                    Its:


                                    --------------------------------------
                                    [EXECUTIVE]

                                    Address:

                                    --------------------------------------

                                    --------------------------------------

                                    --------------------------------------

                                    --------------------------------------

                                    Annual Base Salary, per annum:

                                    $
                                     --------------

                                    Target Performance Level:

                                         %
                                    -----

                                    Retention Bonus:

                                    $
                                     --------------

                                    Multiple:

                                    ------


                                       13